Exhibit 99.1

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Contacts:

Investor Relations: Ed Lockwood	Public Relations: Scott Sutherland
(408) 519-9345	(866) 262-7373 x101
ir@tivo.com	scott@sutherlandgold.com

TiVo Adds 90,000 Subscriptions in Record Second Quarter;

Raises Guidance on Stronger Than Expected Growth

Expects to Top 1 Million Subscriptions During the Holiday Season

•	Subscription growth doubled compared to last year; DIRECTV growth particularly strong
•	Pioneer, Toshiba Introduce DVD Products With TiVo
•	Ten TiVo Enabled Models on Retail Shelves This Holiday Season

SAN JOSE, CA – August 21, 2003 – TiVo (NASDAQ: TIVO), the creator of television services for digital video recorders (DVRs), reported today it added a record 90,000 subscriptions in the second quarter, twice the number of subscriptions added in the same quarter of last year. Due to better than expected results in the first six months of the year, and an improved outlook for the second half, TiVo is raising its guidance for the remainder of the year.

“TiVo’s momentum is accelerating. Compared to last year, we just doubled sub growth in the first half, we’ll triple in the second half, and we expect to roll past 1 million subs during the holiday season,” said Mike Ramsay, CEO of TiVo. “Retailers are excited about current TiVo products, as well as the upcoming integrated DVD models from Toshiba and Pioneer.”

Net revenues for the second quarter were $26.7 million, including $17.4 million in Service and Technology revenue, and $8.1 million in hardware revenue. Gross Profit for the quarter was $11.2 million. Net loss for the quarter was $4.4 million, or $(0.07) per share.

Standalone Subscription Additions Grow 60 Percent in Second Quarter; Broad National Retail Distribution and Expanding Roster of TiVo-Enabled Models to Fuel Holiday Season

TiVo added 34,000 standalone subscriptions in the quarter, a growth of over 60% compared to the second quarter of last year.

Retailer demand for TiVo Series2, and the upcoming availability of new DVD/DVR integrated products, will increase consumer choice and solidify TiVo’s market position in this segment of the DVR category. Global consumer electronics leader Pioneer announced in the quarter that it will introduce its first DVD recorder with the TiVo service in time for the holidays. The previously announced DVD player with TiVo from Toshiba is anticipated to arrive at retailers in September.

DIRECTV Subscription Additions Grow 167%

TiVo added 56,000 new subscriptions from DIRECTV in the quarter, over two-and-a-half times the result in the same period in the previous year.

“The DIRECTV TiVo combo box is accelerating deployment of the TiVo platform,” said Marty Yudkovitz, President of TiVo. “It is regarded as the best single-box DVR solution in the market. By delivering this exceptional customer experience, TiVo has helped DIRECTV achieve key business imperatives, including churn reduction, customer retention, and increased Average Revenue Per User.”

Raises Guidance

TiVo is increasing subscriber guidance for the year and now expects to add 550,000 to 650,000 new subscriptions for the year ending January 31, 2004. Based on this new subscription outlook, TiVo is narrowing guidance for service and technology revenues for the full year from a range of $62 million to $70 million, to a new range of $65 million to $70 million. TiVo is also tightening the range of operating loss guidance for the full year from a range of ($27) million to ($38) million to a range of ($27) million to ($35) million.

Below is detail of management’s guidance for the third quarter:

Third Quarter Management Guidance (in millions, except subscription numbers)
	Quarter ending October 31, 2003
Service Revenues	$14.2	–	$14.9
Technology Revenues	$2.3	–	$2.6

Service and Technology Revenues	$16.5	–	$17.5
Rebates, Revenue Share, and Other Payments to Channel	$(3.0)	–	$(3.3)
Cost of service and technology revenues	$(6.6)	–	$(7.1)
Hardware Gross Profit	$(1.2)	–	$(1.7)

Gross Profit	$5.0	–	$6.0
Research and Development	$(7.6)	–	$(7.9)
Sales and Marketing	$(5.2)	–	$(5.5)
General and Administrative	$(4.3)	–	$(4.5)

Operating Loss	$(9.0)	–	$(11.0)
Net Activations (in thousands)	130	–	160
Cumulative Subscriptions (in thousands)	923	–	953

Conference Call and Web Cast

TiVo will host a conference call to discuss second quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, August 21, 2003. To listen in, visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (719) 457-2645 and use the password 782582. The web cast will be archived and available through August

28, 2003 at www.tivo.com/ir or by calling (719) 457-0820 and entering conference ID number 78252.

About TiVo Inc.

Founded in 1997 with the mission to dramatically improve consumers’ television viewing experiences, TiVo is the creator of television services for digital video recorders (DVRs). TiVo’s leadership has defined and inspired the entire category, earning the company patents for pioneering inventions associated with DVR software and hardware design. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscription base with over 97% of customers surveyed recommending TiVo to a friend. With a subscription base over 793,000, TiVo reported approximately $103 million in net revenues for the twelve months ending July 31, 2003. The company is headquartered in San Jose, CA. Additional information can be found at www.tivo.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “guidance,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo is a registered trademark of TiVo Inc. in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

TIVO INC.

CONDENSED CONSOLIDATED OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended July 31, 2003	Three Months Ended July 31, 2002
		Excluding Sony licensing/ professional services revenue & cost*	Items related to Sony licensing/ professional services revenue & cost*	As reported
Service revenues	$13,757	$9,510		$9,510
Technology revenues	3,649	2,621	11,723	14,344

Service and Technology revenues	17,406	12,131	11,723	23,854
Hardware sales	8,057	11,109		11,109
Rebates, revenue share & other payments to channel	1,209	—		—

Net revenues	26,672	23,240	11,723	34,963
Cost of service revenues	3,909	4,387		4,387
Cost of technology revenues	3,020	1,978	1,211	3,189
Cost of hardware sales	8,558	11,346		11,346

Gross profit	11,185	5,529	10,512	16,041

Research and development	5,789	4,518		4,518
Sales and marketing	4,502	9,042		9,042
General and administrative	4,061	3,589		3,589

Operating loss	(3,167)	(11,620)	10,512	(1,108)

Interest and other income (expense), net	(1,195)	(1,819)		(1,819)
Preferred stock dividend and accretion	—	—		—
Provision for taxes	(25)	(111)		(111)

Net loss attributable to common stock	$(4,387)	$(13,550)	$10,512	$(3,038)

Net loss per share – basic and diluted	$(0.07)	$(0.28)		$(0.06)

Shares used in per share computation	65,834	47,994		47,994

* In Q2 of last year, TiVo recognized licensing and professional services revenue from Sony which resulted from a source code licensing agreement signed in 2001. This represented several quarters worth of professional services work as well as a large license fee. Management believes that presenting last year’s results both with and without the effects of this recognition will facilitate investors’ comparison of last years results with this year’s results.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Six Months Ended July 31, 2003	Six Months Ended July 31, 2002
		Excluding Sony licensing/ professional services revenue & cost*	Items related to Sony licensing/ professional services revenue & cost*	As reported
Service revenues	26,459	$17,726		$17,726
Technology revenues	7,015	4,265	11,723	15,988

Service and Technology revenues	33,474	21,991	11,723	33,714
Hardware sales	22,866	14,889		14,889
Rebates, revenue share & other payments to channel	(1,148)	(600)		(600)

Net revenues	55,192	36,280	11,723	48,003
Cost of service revenues	8,083	8,548		8,548
Cost of technology revenues	6,649	3,270	1,211	4,481
Cost of hardware sales	22,736	15,011		15,011

Gross profit	17,724	9,451	10,512	19,963

Research and development	11,261	9,520		9,520
Sales and marketing	8,501	39,819		39,819
General and administrative	7,839	7,348		7,348

Operating loss	(9,877)	(47,236)	10,512	(36,724)

Interest and other income (expense), net	(2,355)	288		288
Preferred stock dividend and accretion	—	(1,665)		(1,665)
Provision for taxes	(37)	(111)		(111)

Net loss attributable to common stock	$(12,269)	$(48,724)	$10,512	$(38,212)

Net loss per share – basic and diluted	$(0.19)	$(1.02)		$(0.80)

Shares used in per share computation	64,928	47,669		47,669

* In Q2 of last year, TiVo recognized licensing and professional services revenue from Sony which resulted from a source code licensing agreement signed in 2001. This represented several quarters worth of professional services work as well as a large license fee. Management believes that presenting last year’s results both with and without the effects of this recognition will facilitate investors’ comparison of last years results with this years results.

TIVO INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2003	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$62,815	$44,201
Accounts receivable, net	4,462	5,839
Accounts receivable – related parties	1,120	1,271
Inventories	6,642	7,273
Prepaid expenses and other	3,055	3,768
Prepaid expenses and other – related parties	7,474	7,825
Property and equipment, net	10,069	12,143

Total assets	$95,637	$82,320

LIABILITIES & STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$24,877	$33,023
Accounts payable and accrued liabilities – related parties	2,208	3,359
Deferred revenue	57,438	56,373
Deferred revenue – related parties	4,536	6,077
Convertible notes payable, long term (Face Value $10,450)	5,133	4,265
Convertible notes payable – related parties, long term (Face
Value $10,000)	4,753	3,920
Total stockholders’ deficit	(3,308)	(24,697)

Liabilities & stockholders’ deficit	$95,637	$82,320

Other Data

(Subscriptions in thousands)

	Three Months Ended		Six Months Ended
	July 31, 2003	July 31, 2002	July 31, 2003	July 31, 2002
TiVo Service Subscriptions Net Additions	34	21	71	45
Service Provider Subscriptions Net Additions	56	21	98	39

Total Subscriptions Net Additions	90	42	169	84

TiVo Service Cumulative Subscriptions	467	291	467	291
Service Provider Cumulative Subscriptions	326	173	326	173

Total Cumulative Subscriptions	793	464	793	464

% of TiVo Service Cumulative Subscriptions paying recurring fees (excludes DIRECTV subscriptions)	34%	33%	34%	33%